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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") dated as of April 14, 2005, by and between HeartWare, Inc., a Delaware corporation (the "Company"), having its principal offices at 3351 Executive Way, Miramar, Florida 33025-3935, and Jane Reedy (the "Executive"), an individual with an address at 2101 Palmer Drive, Pleasanton, CA 94588.

                                    RECITALS

     A. WHEREAS, the Company wishes to hire Executive to serve as Vice President of Clinical and Marketing; and

     B. Executive agrees to be so employed upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, agree as follows:

     1. Employment, Duties and Acceptance.

          (a) Effective on May 16, 2005 (the "Effective Date"), the Company employs the Executive to render exclusive and full-time services (subject to Section 1(b) below) as the Vice President of Clinical and Marketing of the Company and, in connection therewith, to perform such duties as are customarily assigned to individuals serving in such positions and such other duties as the Executive shall reasonably be directed to perform by the President of the Company. Executive shall report directly to the President of the Company.

          (b) The Executive accepts such employment and shall render the services referred to above. The Executive shall devote her full working time and energies (excluding periods of vacation and sick leave to which she is entitled) to the business and affairs of the Company and agrees to use her best efforts, skills and abilities to promote the Company's interests, provided that during the first three months after the Effective Date, the Executive may devote up to one week per month on her existing consulting projects with the third parties. Notwithstanding the foregoing, the Executive may devote such reasonable time as may be necessary, to the extent that it does not interfere with the performance of her duties and responsibilities hereunder, to (i) participate in charitable, civic, educational, professional or community affairs or serve on the board of directors or advisory committees of non-profit entities; and (ii) manage her private investments. The Executive shall not serve on the board of directors or advisory committees of for profit entities or engage in any consulting activity without the prior written consent of the Chief Executive Officer of the Company.

     2. Compensation and Benefits. Subject to the Executive's substantial adherence to her responsibilities under this Agreement and all other agreements with the Company, the Executive shall be entitled to receive the following compensation and benefits during her employment with the Company:

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          (a) As compensation for all services to be rendered to the Company by the Executive, the Company shall pay the Executive a base salary at a rate of $200,000 per annum (the "Base Salary"). The Executive shall be eligible to receive an annual bonus with respect to each fiscal year of the Company during the Term, subject to the attainment of objective performance goals and other criteria, as determined by the Board in its sole discretion. All such compensation shall be payable in accordance with the payroll and bonus policies of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be reviewed by the Company at least annually. The Base Salary shall not be subject to reduction without the consent of the Executive, except that if the Board reduces the salary of all senior managers of the Company, the Base Salary shall be reduced by the same percentage as the percentage reduction in salary of such senior managers.

          (b) In addition to any bonuses for which the Executive may be eligible pursuant to Section 2(a) above, the Executive shall be entitled to receive a one-time bonus of $40,000, payable on the first regularly scheduled payroll date following the Effective Date.

          (c) The Executive shall be permitted during her employment, if and to the extent eligible, to participate in all group insurance programs and other fringe benefit plans that the Company shall make available to its executive employees. The Executive will be responsible for $163 payment per month for family health insurance coverage, as such amount may be increased each year in the ordinary course by the insurer.

          (d) The Executive shall be entitled to four (4) weeks of vacation annually. Vacation time shall accrue in accordance with the Company's vacation policies as in effect from time to time.

          (e) Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive in the course of performing her duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may require. Without limiting the generality of the foregoing, the Executive shall be entitled to fly business class on any international flight that she is requested to make by the CEO.

          (f) The Company acknowledges and agrees that the Executive will continue to reside in the State of California. Notwithstanding her state of residence, the Executive agrees that she shall spend such time as is reasonably requested by the CEO, but in no event more than five (5) days per month, at the Company's offices in Miramar, Florida (the "Miramar Offices").


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     3. Equity Grants.

          (a) The Executive is granted options (the "Options") to purchase 1,146,306 ordinary shares of HeartWare Limited, an Australian public company (the "Parent") of which the Company is a subsidiary (the "Option Shares"), representing three-fourths of one percent (0.75%) of the Parent's issued and outstanding voting capital stock as of the date of the grant to the Executive. The exercise price for the Options shall be AUD 0.50. The Options will expire 10 years from the date of grant. The Option Shares will vest in four (4) equal annual installments beginning on the first anniversary of the Effective Date and continuing in each of the three (3) years thereafter, in each case subject to the Executive's continued employment with the Company through each vesting date.

          (b) If, within the twelve (12) month period following any Change of Control Transaction (as defined below), the Company (or its successor in interest) terminates the Executive other than for Cause, or the Executive terminates her employment for Good Reason, twelve (12) months of vesting regarding the unvested Option Shares that the Executive holds, on the date of and immediately prior to the consummation of such Change of Control Transaction, shall accelerate and become immediately exercisable. For purposes of this Agreement, "Change in Control Transaction" means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

          1. any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

          2. there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, provided, however, that any merger, consolidation or similar transaction undertaken by the Company in connection with or in contemplation of a Public Offering shall not be deemed a Change in Control Transaction hereunder; or

          3. there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same


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          proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

          (c) Notwithstanding anything to the contrary contained in this Section 7, in no event shall the Executive receive any stock or option acceleration benefits described herein unless she has executed and delivered to the Company the Release (as defined in Section 4(b) hereof).

     4. Employment at Will.

          (a) This Agreement describes the compensation and benefits that the Executive is entitled to receive for so long as she remains employed by the Company, but is not a guarantee of employment for any particular period of time. At all times the Executive will remain an employee at will, and she and the Company are free to terminate her employment at any time for any reason. Except as specifically set forth in this Section 4, should the Executive's employment with the Company terminate for any reason, she shall be entitled to receive only the pro rata portion of her Base Salary through the date of such termination, together with such other compensation or benefits to which the Executive may be entitled by law or under the terms of the Company's compensation and benefit plans then in effect.

          (b) If (i) the Company terminates the Executive's employment other than for "Cause" (as hereinafter defined) or (ii) the Executive terminates her employment for "Good Reason" (as hereinafter defined), all of the Executive's compensation and benefits (except as otherwise provided in the Company's benefit plans) shall terminate on the date of termination of her employment, and subject to the Executive executing and delivering to the Company a general release and waiver (in a form reasonably satisfactory to the Company) of all claims against the Company, its parent, subsidiaries and their respective shareholders, officers and directors (the "Release") and subject to the Executive's compliance with the terms and conditions contained in this Agreement and the Proprietary Information Agreement, the Company shall pay to the Executive severance compensation for twelve (12) months following the termination of her employment at a rate per annum equal to her annualized Base Salary as of the date of termination, minus withholdings as required by law or as authorized by the Executive, such severance compensation to be payable monthly or more frequently in accordance with the payroll policies of the Company for members of the management team as in effect from time to time.

          (c) As used in this Section 4, the following terms shall mean:

          1. "Cause" shall mean any of (A) a material breach by the Executive of her obligations under this Agreement or any other written agreement between the Executive and the Company, including the Proprietary Information Agreement (as defined in Section 5 below); (B) the willful neglect by the Executive of the duties she is expected to perform hereunder; (C) the commission by the Executive of AN ACT OF fraud, misrepresentation, embezzlement, theft or other act of moral turpitude; (D) conviction of, or the Executive's written admission to, a felony, or


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          (E) any willful misconduct or any willful act or omission that is materially injurious to the financial condition or business reputation of the Company; provided, however, that in the event of a potential termination for any Cause specified in clauses (A), (B) or (E) above, such termination shall not be effective unless the Executive shall have received notice from the Company setting forth in reasonable detail the basis of the proposed termination and the Executive shall have been provided a period of ten (10) business days from receipt of such notice to cure or correct the conduct (if it is susceptible of cure or correction) giving rise to such potential termination.

          2. "Termination For Good Reason" shall mean a termination by the Executive, upon thirty (30) days' prior written notice to the Company (the "Termination Notice") stating in reasonable detail the basis for her termination as a result of (1) the Executive's duties and/or responsibilities being so materially diminished that they are no longer consistent with the duties and/or responsibilities of the Vice President of Clinical and Marketing of the Company or (2) a substantial reduction of the Executive's salary (regardless of whether such change in title, duties or responsibilities results from a merger, change of control of the Company, action by the Board or otherwise); provided, however, that if, during such thirty (30) day period, the Company restores the Executive's title or duties and responsibilities to the level required by this Section 4(c)(2), then the Executive's Termination Notice shall not be effective; and provided, further that it shall be a condition to the effectiveness of a termination for Good Reason that the Company receive a Termination Notice from the Executive with the time frame set forth above.

     5. Proprietary Information Agreement. Concurrently with the execution and delivery of this Agreement, the Executive shall execute and deliver to the Company a copy of its standard form of Proprietary Information, Confidentiality and Inventions Assignment Agreement, in the form attached hereto as Exhibit A (the "Proprietary Information Agreement").

     6. Restrictive Covenants.

          (a) During the Term of this Agreement and for a period of one (1) year after termination of the Executive's employment with Company for any reason, the Executive shall not, anywhere in the Restricted Area (as defined in the penultimate sentence of Section 6(b)), directly or indirectly, for her own account, or on behalf of any other third person or entity:

          1. perform any services of the type she performed for the Company under this Agreement for any business engaged in whole or in part in competition with the business in which the Company is engaged or proposes to be engaged at the time of the Executive's termination of employment for any reason (a "Competitive Business"), except as set forth in Section 6(c) below;

          2. solicit or accept any business from any client or active prospect of the Company that was a client or active prospect of the Company (each, a "Client") at any time during the one (1) year period prior to the Executive's termination of


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          employment with the Company, provided, however, that (A) if the
          Executive had an existing relationship with such Client prior to her commencement of services for the Company pursuant to the Consulting Agreement (as defined in Section 9(e) hereof), she may solicit or accept any such business so long as it would not constitute a Competitive Business; and (B) in no event shall the Executive solicit or accept any business under this subsection 6(a).1 if she knows or has reason to believe that such business would cause the Client to sever or otherwise materially diminish the level of the existing business relationship of the Client with the Company; ; or

          3. solicit for employment, recruit or hire any person who was an employee or independent contractor to the Company at any time during the one (1) year period prior to the Executive's termination of employment with the Company.

          (b) Any investment the Executive may make in a business in competition with Company shall not be considered to give rise to a violation of this covenant if the following three conditions are met: (i) the stock of such business is publicly traded, (ii) the Executive's equity interest in such business does not exceed three percent (3%) of the aggregate outstanding equity interests of such business and (iii) the Executive does not otherwise participate in the management or operational affairs of such business. For purposes of this Agreement, the Restricted Area shall be the entire world. In the event of a termination other than for Cause, or the Executive's termination for Good Reason, the provisions of this Section 6 shall be conditioned upon the Company's compliance with the provisions of
     Section 4(b).

          (c) Notwithstanding anything to the contrary contained in Section 6(a) above, the Executive may provide services for a company a division of which engages in a Competitive Business, provided, however, that the Executive does not provide services or advice of any sort for such competitive division.

     7. Non-Disparagement.

          (a) The Executive agrees, during the Term and thereafter, not to take any action or make any statement, written or oral, that disparages the Company or any of the Company's shareholders, directors, officers, employees or agents, or that has the intended or foreseeable effect of harming the Company's reputation or the personal or business reputation of any of the Company's directors, officers, employees or agents.

          (b) The Company agrees, during the Term and thereafter, not to take any action or make any statement, written or oral, that disparages the Executive or that has the intended or foreseeable effect of harming the personal or business reputation of the Executive.

     8. Representation and Warranty of the Executive. The Executive represents and warrants to the Company that she has the legal right to enter into this Agreement and the Proprietary Information Agreement and to perform all of the obligations on her part to be performed hereunder and thereunder in accordance with its terms, and that she is not a party to


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any agreement or understanding, written or oral, that could prevent her from entering into this Agreement or the Proprietary Information Agreement or performing all of her obligations hereunder and thereunder.

     9. General Provisions.

          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions or any part hereof.

          (b) Interpretation. The singular includes the plural, and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

          (c) Governing Law. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws rules. EACH PARTY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS AGREEMENT. The parties hereby consent to the exclusive jurisdiction of the courts of the United States of America and of the State of New York, both sitting in New York, New York, for any action, suit or proceeding arising out of or relating to this Agreement, and waive any objection which they may now or hereafter have to the laying of venue of any such action brought in such courts.

          (d) Enforcement. The Executive recognizes and agrees that enforcement of this Agreement and the Confidentiality Agreement is necessary to ensure the preservation, protection and continuity of the business, confidential and proprietary information and goodwill of the Company, and accordingly agrees that the covenants, agreements and restrictions set forth herein are reasonable as to time and scope. The Executive also acknowledges and agrees that any actual or threatened breach by the Executive of this Agreement would result in irreparable damage to the Company and that money damages would not provide an adequate remedy to the Company. Accordingly, the Executive agrees that in the event of any such breach, the Company shall have, in addition to any and all remedies of law, the right to have the provisions of this Agreement and the Confidentiality Agreement specifically enforced and to obtain injunctive and other equitable relief to enforce the provisions of this Agreement. Each of the undertakings of the Executive set forth in this Agreement shall be construed as independent covenants and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions imposed on the Executive by, and the undertakings of the Executive set forth in, this Agreement.


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          (e) Entire Agreement; No Representations. This Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement between the Executive and the Company concerning the terms and conditions of the Executive's employment with the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Executive and the Company, including without limitation the consulting agreement, dated September 23, 2003, between the Company and the Executive, which agreement is hereby terminated and of no further force or effect.

          (f) Consultation with Counsel; No Representations. The Executive acknowledges and agrees that she has had a full and complete opportunity to consult with counsel of her own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any warranties, representations or promises to the Executive regarding the meaning or implication of any provision of this Agreement, other than as stated herein or therein.

          (g) Modification; Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company. The failure of either party at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

          (h) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns and to the benefit of the Company's directors, officers, employees and agents, provided that the Executive may not assign this Agreement or any of her rights hereunder to any other person.

          (i) Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (including by any commercial courier service) or five (5) days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, to a party at her or its address set forth at the beginning of this Agreement or such other address as either party may furnish to the other by notice in writing, except that notices of change of address shall be effective only upon receipt.

          (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.

                                        EXECUTIVE:


                                        /s/ Jane Reedy
                                        ----------------------------------------
                                        Jane Reedy


                                        COMPANY:

                                        HEARTWARE, INC.


                                        By: /s/ Stuart McConchie
                                            ------------------------------------
                                            Stuart McConchie
                                            President and CEO


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